Exhibit 10.4

PROMISSORY NOTE

$4,200,000.00	June 14, 2007

        FOR VALUE RECEIVED, the undersigned, VOLGA-NEFT LIMITED COMPANY, a society with limited liability organized under the laws of the Russian Federation, having its principal place of business in Samara, Russia (“Maker”), hereby promises to pay to the order of STAR ENERGY CORPORATION, a corporation organized under the laws of the State of Nevada, United States of America (together with its successors and assigns, “Payee”), on or before June 14, 2009 (the “Maturity Date”), the principal sum of Four Million Two Hundred Thousand Dollars ($4,200,000.00), with interest payable on the unpaid principal amount thereof from the date on which such loan is made, until paid in full at a varying per annum interest rate equal to the Pre-Default Interest Rate (as such term is hereinafter defined), with all accrued interest payable at maturity; provided that, if Maker shall pay the principal sum by September 1, 2007, then no interest shall be payable thereon.

        This Note is being issued pursuant to that certain Rescission Agreement (as the same may from time to time be amended, supplemented, restated or otherwise modified, the “Rescission Agreement”) dated as of even date herewith executed by and between Maker, Payee, Olga Amuofyevna Dubrovskaya and Artiir Andreasouvich Dzhalovyan and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Rescission Agreement.

        As used herein, the term “Pre-Default Interest Rate” means a varying per annum interest rate (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (a) the LIBO Rate (as such term is hereinafter defined) plus (b) two percent (2%) per annum. Any change in the Pre-Default Interest Rate due to a change in the LIBO Rate shall be effective from and including the first day of each month. As used herein, “LIBO Rate” means the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Payee from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the first calendar day of each month, as the rate for dollar deposits with a maturity of one month, provided that “LIBO Rate” for the time period between the Closing Date and July 1, 2006 shall be such rate as shall be in effect at approximately 11:00 a.m., London time, two business days prior to the Closing Date. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” shall be determined in good faith by Payee.

        All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        Payment of principal and interest is to be made to the bank account of Payee having the following payment details:

Star Energy Corporation
Bank of America
Account: 1087042513
Code for domestic wires: 026009593
International SWIFT code: B0FAUS3N

        Maker will pay principal and interest in United States dollars. This Note may be prepaid in whole or in part by Maker without Payee’s prior consent and without premium or penalty. Any prepayment amounts shall be applied first to the outstanding principal balance of this Note; second, to unpaid accrued interest; and third, to any other amounts that Payee owes under this Note.

        An “Event of Default” shall be deemed to occur under this Note upon the occurrence of one or more of the following events:

    (a)        Maker shall fail to pay any principal of this Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise; or

    (b)        Maker shall fail to pay any interest on this Note or any fee or any other amount (other than any amount referred to in the preceding clause (a)) payable under the Rescission Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days; or

    (c)        any representation or warranty made or deemed made by or on behalf of Maker in or in connection with this Note or the Rescission Agreement or any amendment, modification or waiver of or under this Note or the Rescission Agreement, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Note or the Rescission Agreement or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made; or

    (d)        Maker shall fail to observe or perform any covenant, condition or agreement contained in the Note or the Rescission Agreement (other than those specified in clauses (a) and (b) above), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from Payee to Maker or (ii) an officer or member of Maker becomes aware of such failure, provided that, for the avoidance of doubt, an “Event of Default” shall not be deemed to have occurred until the expiration of such thirty (30) day period; or

    (e)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Maker or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect in any jurisdiction to which Maker is subject or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

    (f)        Maker shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect in any jurisdiction to which Maker is subject, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the preceding clause (e), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any member of Maker shall make any request or take any action for the purpose of calling a meeting of the members of Maker to consider a resolution to dissolve and wind-up Maker’s affairs; or

(g) Maker shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

    (h)        this Note or the Rescission Agreement, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against Maker or shall be repudiated by Maker, or cease to create a valid and perfected lien or security interest of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Note or the Rescission Agreement, or Maker shall so state in writing.

        If an Event of Default with respect in preceding clauses (e) or (f) has occurred, this Note shall automatically become immediately due and payable. If any other Event of Default has occurred and is continuing, Payee may at any time, at its option, by notice or notices to Maker, declare this Note to be immediately due and payable. Upon this Note becoming due and payable under this paragraph, whether automatically or by declaration, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest thereon, plus all fees, expense reimbursements obligations and other obligations of Maker accrued hereunder and under the Rescission Agreement, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

        If any payment of principal, interest or other sum payable hereunder or under the Rescission Agreement are not paid in full at maturity (or such earlier date as the same may become due, whether by acceleration or otherwise), such principal amount, interest or other sum shall bear interest at varying rate per annum (the “Default Rate”) equal to three percent (3%) in excess of the Pre-Default Rate, which Default Rate shall so apply from the date such amount was due until the date such amount is indefeasibly paid to Payee. Without limiting the foregoing, upon the occurrence of, and during the continuance of, an Event of Default, the entire principal amount shall bear interest at the Default Rate. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Payee shall elect.

        Maker represents and warrants that (i) Maker is a society with limited liability duly organized, validly existing and in good standing under the laws of the Russian Federation, (ii) this Note has been duly authorized, executed and delivered by Maker and is the legal, valid and binding obligation of Maker, enforceable against it in accordance with its terms, except that enforcement thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), (iii) the execution and delivery of this Note does not violate any provision of the articles of organization or operating agreement of Maker or of any material agreement to which Maker is a party, or violate any judgment, decree, order, statute, law, rules, or governmental regulation applicable to Maker of any of its assets, properties or businesses.

        No change, modification, termination, waiver or discharge, in whole or in part, of this Note shall be effective unless in writing and signed by the party against whom such change, modification, termination, waiver or discharge is sought to be enforced. Maker consents to any and all delays, extensions of time, renewals, waivers or modifications that may be granted or consented to by the holder hereof with regard to the time of payment or to any other provisions of this Note and agrees that no such action and no failure or delay on the part of the holder hereof in exercising any power or right hereunder shall in any way affect or impair the obligations of Maker or be construed as a waiver by the holder hereof of, or otherwise affect, the holder’s right to avail itself of any remedy hereunder with the same force and effect as if Maker had expressly consented to such action or inaction upon the part of the holder hereof. All rights and remedies of the holder hereof, whether evidenced hereby or by any other agreement or instrument, shall be cumulative and may be exercised singly or concurrently.

        Any notice or communication to the Maker is duly given if in writing and delivered by a recognized international courier to the Maker’s principal place of business in Samara Russia. A director, officer, employee or stockholder, as such, of the Maker shall not have any liability for any obligation of the Maker hereunder.

        Payee may, without prior written notice or the consent of Maker, assign or transfer this Note (or any interest therein, including any whole or fractional participations) to any other person or entity.

        This Note shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding its conflict of law rules or any principles that would trigger the application of any other law.

        IN WITNESS WHEREOF, this Note has been duly executed on the day and year first above written.

VOLGA-NEFT LIMITED COMPANY By: Andrej Butajev Andrej Butajev, General Director Authorized Signatory under the Laws of the Russian Federation

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